EX-FILING FEES

Calculation of Filing Fee Table

424(b)(5)1

(Form Type)

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.35% First Mortgage Bonds, Due 2033	457	(r)	$300,000,000	100.731%	$302,193,000	.00014760	$44,603.69
Fees Previously Paid	–	–	–		–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–		–		–			–	–	–	–
	Total Offering Amounts						$302,193,000		$44,603.69
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$44,603.69

1 Final prospectus supplement